UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 15, 2017

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.
On September 15, 2017, iPass Inc. received a letter from the listing qualifications department of the NASDAQ Stock Market (“NASDAQ”) notifying iPass that for the last 30 consecutive business days the bid price of iPass’s common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of NASDAQ listing rule 5450(a)(1).

In accordance with listing rule 5810(c)(3)(A), iPass has 180 calendar days, or until March 14, 2018, to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of iPass’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days before March 14, 2018.

If iPass’s common stock does not achieve compliance by March 14, 2018, iPass may be eligible for an additional 180-day period to regain compliance if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period, for example, by effecting a reverse stock split, if necessary. However, if it appears to the NASDAQ staff that iPass will not be able to cure the deficiency, or if iPass does not meet the other listing standards, NASDAQ could provide notice that iPass’s common stock will become subject to delisting. In the event iPass receives notice that its common stock is being delisted, NASDAQ rules permit iPass to appeal any delisting determination by the NASDAQ staff to a Hearings Panel.

iPass intends to actively monitor the closing bid price of its common stock between now and March 14, 2018, and will evaluate available options to resolve the deficiency and regain compliance with the minimum bid price rule.

iPass Inc.
By: /s/ Darin Vickery
Darin Vickery
Chief Financial Officer

Dated: September 19, 2017